EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 4, 2025 relating to the consolidated financial statements of LifeVantage Corporation and the effectiveness of LifeVantage Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of LifeVantage Corporation for the year ended June 30, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Deloitte & Touche LLP
Salt Lake City, Utah
March 10, 2026